Exhibit (j)


               Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
AllianceBernstein Blended Style Series, Inc. - U.S. Large Cap Portfolio:

We consent to the use of our report, incorporated herein by reference, dated October 22, 2007, for the AllianceBernstein Blended Style Series Inc. - U.S. Large Cap Portfolio as of August 31, 2007 and to the references to our firm under the headings "Financial highlights" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.



/s/  KPMG LLP

New York, New York
December 18, 2007